EXHIBIT 16.1

June 27, 2008

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ref:         Global 8 Environnemental Technologies, Inc.
File Ref. No. 000-30096

We have read the statements that we understand Global 8 Environmental Technologies, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Hawkins Accounting
Certified Public Accountants

Los Angeles, California